Contacts:     Gary L. Weller
                      Senior Vice President
                      and Chief Financial Officer
                      (706)650-4218


                               GREENFIELD INDUSTRIES, INC.
                  ANTICIPATES THIRD QUARTER RESULTS BELOW EXPECTATIONS
                   -- MANAGEMENT ANNOUNCES NEW COST CUTTING PLANS --

        Augusta, Georgia -- September 3, 1996 -- Greenfield Industries, Inc. (NASDAQ: GFII) announced today that it expects to report net sales for the third quarter ending September 30, 1996 in the range of $115 million to $125 million and net income in the range of $5.3 million to $6.3 million or $.28 and $.33 per share fully diluted, respectively, after a restructuring charge of $3.0 million ($1.8 million net of tax or $.10 per share fully diluted). The Company added that it anticipates results for the quarter will be reported in early November, 1996.

        Paul W. Jones, President and Chief Executive Officer of Greenfield, said "During the quarter, certain of our business groups have experienced a softening in the marketplace caused by inventory destocking and softer market conditions. The effect of these lower sales combined with the Company's reduced production levels relating thereto, will result in lower profitability for the quarter." Industrial sales are expected to increase approximately 12% as compared to the third quarter of 1995, totally driven by sales from newly acquired businesses. However, sales of the industrial products, excluding acquisitions are expected to decline approximately 3% as compared to the third quarter of 1995. Recently however, our order rates have improved.

        Mr. Jones continued "In connection with this soft market we have reduced production in certain facilities to match customer demand, temporarily resulting in lower plant efficiencies and higher costs. At the same time however, we have accelerated other cost reduction plans as part of our ongoing streamlining and productivity programs."

        With respect to the electronics group, sales are expected to increase by approximately 5% as compared to the third quarter of 1995. The market has been softer than previously expected due to overstocked inventories resulting in delayed orders. Orders were very sluggish at the beginning of the quarter, but have recovered to rates near or above the second quarter

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        1996 rates as most  markets  have  rebounded  and selling  efforts  into certain markets, primarily the Pacific-Rim, are resulting in new sales. Sales for the remaining four business groups of the Company continue to increase in line with the Company's expectations.

        The Company also announced a restructuring charge of $3.0 million ($1.8 million net of tax) for severance and certain other charges primarily relating to the continuing effects of the reorganization of the Company's business groups. In connection with this reorganization, certain functions were identified as redundant and will be combined or eliminated, with the objective to make each business group more focused and responsive to each of their respective customer bases.

        Mr. Jones also stated "On a longer term basis, we are excited about the various markets which we serve, particularly as we introduce new marketing and promotional programs, expand internationally through several of our business groups into new markets and expand domestically through new and exciting consumer channels. In addition to our emphasis on increasing sales, we will continue to focus on reducing costs throughout all of our operations. We believe that the fundamentals are in place for us to stay on course for a strong 1997 and to prosper through new sales opportunities and further cost reductions."

        Certain statements included herein are forward-looking statements. Actual results could differ materially from those anticipated as a result of various factors, including downturns, the ability to achieve cost reductions through consolidation and restructuring of acquired companies, and possible future acquisitions that may not be complementary or additive.

        Greenfield Industries, Inc. is a leading worldwide manufacturer of expendable cutting tools and related products used in a variety of industrial, electronics, energy and construction, engineered products, consumer and marine markets.

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